UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 14, 2005
OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)
Oklahoma
(State or Other Jurisdiction of Incorporation)
1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)
321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)
405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

         OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 744,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma.

         As previously reported in the Company’s Form 10-Q for the quarter ended September 30, 2005 (the “Form 10-Q”), in September 2005, Enogex announced that it had entered into an agreement to sell its interest in Enogex Arkansas Pipeline Corporation (“EAPC”), which held the interest in NOARK Pipeline System Limited Partnership, for approximately $163 million plus a working capital adjustment, which at the time was estimated at $10 million. The Company completed this sale transaction on October 31, 2005. In the Form 10-Q, the Company disclosed that it received approximately $173 million in cash proceeds and that it expected to recognize an after tax gain of slightly more than $50 million from the sale of this business in the fourth quarter. After completing the October accounting closing process, the Company now expects to recognize an after tax gain of approximately $38 million from the sale of this business. In addition, the expected post-closing working capital adjustment was revised, resulting in expected cash proceeds of $178 million ($163 million plus a $15 million working capital adjustment) and anticipated net cash proceeds, after payment of debt associated with EAPC, taxes and post-closing adjustments, of approximately $98 million. This business was part of the Company’s Natural Gas Pipeline segment.

         The Company’s earnings guidance for 2005 remains unchanged because, as disclosed in the Form 10-Q, the guidance did not include the expected gains on the sale of EAPC.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Scott Forbes
Scott Forbes Controller - Chief Accounting Officer

November 14, 2005